Exhibit 99.1

INVESTOR CONTACT:
Deirdre Blackburn (610) 293-0600

Sale of Sanchez Computer Associates Stock Completed
Safeguard Received Approximately $32.1 Million in Cash
and $8.3 Million in Securities from Sale of Sanchez

WAYNE, PA – April 15, 2004 – Safeguard Scientifics, Inc. (NYSE: SFE) today announced the completion of the previously announced merger of Sanchez Computer Associates, Inc. (NASDAQ: SCAI) and a subsidiary of Fidelity National Financial, Inc. (NYSE:FNF). Sanchez is a leading developer and integrator of financial services software applications for the world’s largest institutions. FNF, based in Jacksonville, Florida, is the leading Fortune 500 provider of products, services and solutions to the real estate and financial services industries. In the transaction, each outstanding share of Sanchez common stock was converted into $6.50 in cash or FNF common stock, at the election of the Sanchez shareholder, subject to various pro-ration provisions which limited the total amount of cash paid to approximately 50% of the aggregate merger consideration.

As a result of the pro-ration provisions, Safeguard received approximately $32.1 million in cash and 226,435 shares of FNF common stock in exchange for its 6,288,184 shares of Sanchez common stock (or approximately 23% of the outstanding Sanchez common shares). Safeguard also will receive approximately $3.5 million in cash and the proceeds related to the sale of 25,026 shares of FNF common stock related to shares of Sanchez owned by Warren V. “Pete” Musser pledged as collateral under a certain loan arrangement between Musser and Safeguard. Safeguard expects to record a gain on the transaction of over $31 million in the second fiscal quarter of 2004. Safeguard intends to sell its shares of FNF common stock from time to time depending on market conditions.

Safeguard may deploy the proceeds from this transaction it receives in a variety of ways:

•	to increase our ownership interest in our strategic subsidiaries and fund their respective growth plans;

•	to acquire new strategic subsidiaries; and

•	to repurchase a portion of our convertible notes due in June 2006 from time to time depending upon market conditions.

About Safeguard

Safeguard Scientifics (NYSE:SFE) is a company that seeks to create long-term value by taking controlling interests primarily in information technology and healthcare life sciences companies and developing them through superior operations and management support. Safeguard’s existing strategic companies focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. For more information, visit www.safeguard.com.

About Sanchez Computer Associates

Sanchez Computer Associates Inc. (NASDAQ: SCAI), headquartered in Malvern, PA, is a global leader in developing and marketing scalable and integrated software and services that provides banking, securities, customer integration, wealth management and outsourcing solutions to nearly 400 financial institutions in 22 countries. For more information, visit www.sanchez.com.

About Fidelity National Financial

Fidelity National Financial, Inc., number 326 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. FNF had total revenue of $5.7 billion and earned more than $665 million in the first nine months of 2003, with cash flow from operations of nearly $984 million for that same period. FNF is one of the world’s largest providers of information-based technology solutions and processing services to financial institutions and the mortgage and financial services industries through its subsidiary Fidelity Information Services, Inc. Fidelity Information Services processes nearly 50 percent of all U.S. residential mortgages, with balances exceeding $2.5 trillion, has processing and technology relationships with 46 of the top 50 U.S. banks and has clients in more than 50 countries who rely on its processing and outsourcing products and services. Additionally, FNF is the nation’s largest title insurance company and also provides other real estate-related services such as escrow, flood and tax certifications with life of loan monitoring, merged credit reporting, property valuations and appraisals, default management, relocation services, flood, homeowners and home warranty insurance, exchange intermediary services, mortgage loan aggregation and fulfillment, multiple listing services software, mortgage loan origination software, collateral scoring analytics and real property data. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

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NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.